Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (on Form F-3 and S-3) and related Prospectus of Compagnie Générale de Géophysique-Veritas and certain subsidiaries to be filed on January 29, 2007 and to the inclusion therein and the incorporation by reference therein of our report dated April 26, 2006, (except for the note 31 for which the date is May 9, 2006), with respect to the consolidated financial statements and schedules of Compagnie Générale de Géophysique and subsidiaries included in its Annual Report on Form 20-F for the year ended December 31,2005, filed with the Securities and Exchange Commission.

Neuilly-sur-Seine and Courbevoie, France
January 26, 2007

BARBIER FRINAULT & AUTRES ERNST & YOUNG AUDIT	MAZARS & GUERARD

/s/ Pascal MACIOCE	/s/ Philippe CASTAGNAC

Pascal MACIOCE	Philippe CASTAGNAC